EMPLOYMENT AGREEMENT



     Agreement made this 31st day of October, 1998, by and between The Network Connection, Inc., with offices located at 1324 Union Hill Road, Alpharetta, Ga. 30004 (the
"Company"), and James E. Riner residing at 4402 Pinetree
Close, Cumming, GA 30076 (the "Employee").


                    W I T N E S S E T H:

     WHEREAS, the Company is desirous of employing Employee as Vice President of Engineering, Secretary and Chief Technical Officer of Company and Employee is desirous of committing himself to serve Company in such capacities, all upon the terms and subject to the conditions hereinafter provided.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

                      1.  Employment..

Company agrees to employ Employee, and employee agrees to be employed by Company, upon the terms and subject to the conditions of this Agreement.

                          2.  Term.

     The employment of Employee by Company as provided in
Section 1 will be for a period commencing on October 31, 1998, and ending on October 31, 2001, unless sooner terminated as hereinafter set forth (the "Term").

         3.  Duties: Best Efforts: Indemnification.

     Employee shall serve as Vice President of Engineering, Secretary and Chief Technical Officer of Company, subject only to the directions from the Chairman, Chief Executive Officer, Vice Chairman, President and Board of Directors of Company. Subject only to the directions of those identified in the preceding sentence, Employee shall have supervision and control over, and sole responsibility for, all research, development and engineering management of the Company, and shall have such powers and duties as may be from time to time prescribed by the Board of Directors of the Company, provided that the nature of Employee's powers and duties so prescribed shall not be inconsistent with Employee's position and duties set forth herein.

     Employee shall devote all of his business time, attention and energies to the business and affairs of Company, shall use his best efforts to advance the best interests of Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. The Employee shall expend his best efforts on behalf of the company and abide by all reasonable Company policies now or hereafter existing.

     Subject to the provisions of Company's Certificate of Incorporation and Bylaws, each as amended from time to time, Company shall indemnify Employee to the fullest extent permitted by the General Corporation Law of the State of Georgia, as amended from time to time, for all amounts ( including without limitation, judgments, fines, settlement payments, expenses and attorney's fees) incurred or paid by Employee in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by Employee of services for, or the acting by Employee as a director, officer or employee of, Company, or any other person or enterprise in good faith at Company's request. Company shall obtain and maintain in full force and effect during the Term, directors' and officers' liability insurance policies providing full and adequate protection to Employee acting in good faith within his capacities for the Company.


                  4.  Place of Performance.

In connection with his employment of Company, Employee shall be based at the principal manufacturing facility of Company located at 1324 Union Hill Road, Alpharetta, Georgia 30004 (the "Offices"), and Employee shall have discretion regarding his absence therefrom on travel status or otherwise during any calendar year. Employee shall not be required to move his present residence in order to perform the services contemplated hereby. Subject to the foregoing, in connection with any relocation of the Offices or transfer consented to by Employee, Company will promptly pay (or reimburse Employee for) all reasonable moving and moving related expenses incurred by Employee as consequence of a change of his principal residence in connection with any such transfer or relocation of the Offices.


                      5.  Compensation.

    (a) Base Salary. Company shall pay to Employee a base salary (the "Base Salary") at a rate of not less than Eighty-Six Thousand - Seven Hundred and Ninety ($86,790) per annum, payable in equal semi-monthly installments during the Term. The Board of Directors of the Company, at least annually, will review the Base Salary and other compensation during the Term with a view toward the increase thereof base upon Employee's performance, the performance of Company, inflation, then prevailing industry salary scales and other relevant factors. The Base Salary provided hereunder, as increased by the Board of Directors of Company from time to time, shall not be reduced without Employee's consent.

     (b)  Out-of-Pocket Expenses.   Company shall promptly
pay to Employee the reasonable expenses incurred by his in the performance of his duties hereunder, including, without limitation, those incurred in connection with business related travel or entertainment, or, if such expenses are paid directly by Employee, Company shall promptly reimburse
Employee for such payment, provided that Employee properly accounts therefor in accordance with Company's written policy.

     (c)  Participation in Benefit Plans.    Subject to the
terms and provisions of each plan respectively, Employee shall be entitled to participate in or receive benefits under any pension plan, profit sharing plan, stock option plan, stock purchase plan or arrangement, health and accident plan or any other employee benefit plan or arrangement made available by Company to its executives and key management employees.

     (d)  Vacation.   Employee shall be entitled to paid
vacation days in each calendar year as determined by Company from time to time, but not less than four (4) weeks in any calendar year, prorated in any calendar year during which Employee is employed hereunder for less than entire year in accordance with the number of days in such year during which Employee is so employed. Employee shall also be entitled to all paid holidays given by Company to its executives and key management employees.

     (e)  Other Benefits.    In addition to the other
benefits specified pursuant to this Section 5, Company shall provide Employee with an automobile allowance of $300.00 per month to be used to meet the costs of operating an automobile for business use.

       (f) Incentive Compensation. The Company may also pay to Employee other incentive compensation as may be set by the Board of Directors from time to time to reflect
Employee's contribution to the financial goals of the Company.


                      6.  Termination.

     Employee's employment hereunder shall be terminated upon Employee's death and may be terminated as follows:

     (a) Effective upon the giving of written notice by the Board of Directors of Company to Employee in the event that Employee hereafter (i) shall willfully fail to comply with any of the material terms of this Agreement, (ii) shall fail to adequately perform his duties hereunder, (iii) shall be diagnosed with chronic alcoholism or any other form of addiction which substantially impairs the Employee's ability to perform his duties hereunder, or (iv) shall willfully engage, in his capacity as an executive or officer of Company, in gross misconduct injurious to the Company, and a vote to such effect shall have been adopted by not less than a majority of the directors (including Employee) then in office of Company, after reasonable notice to Employee and an opportunity for his to be heard before such Board. For purposes of this Section 6(a), no act, or failure to act, on Employee's part shall be considered "willful" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action(s) or omission(s) were in the best interests of Company.

     (b) Upon not less than sixty (60) days' written notice by the Board of Directors of Company to Employee in the event that (i) the Board shall have received a written statement from a reputable independent physician to the effect the Employee shall have become so incapacitated as to be unable to resume, within the ensuing twelve (12) months his "essential functions" of employment after reasonable accommodation and without undue hardship, hereunder by reason of physical or mental illness or injury, or (ii) employee shall not have substantially performed his "essential functions" of employment after reasonable accommodation and without undue hardship, hereunder for six
(6) consecutive months (exclusive of any vacation permitted under Section 5 (d) hereof) by reason of any such physical or mental illness.

     (c) If, within thirty (30) days' after any notice of termination pursuant to Sections 6(a) or 6(b) hereof is given, Employee informs Company in writing that a dispute exists concerning such termination, such termination shall be deemed to have occurred only upon the date on which such dispute is finally resolved. During the pendency of any such dispute and until such dispute is finally resolved, Company shall continue to pay Employee the Base Salary in effect at the date of such notice of termination pursuant to
Section 6(a) or 6(b). If such dispute results in a final determination to the effect that Company did not have a proper basis for such termination, Company shall promptly pay to Employee any other payments to which Employee would have been entitled to receive had Employee's employment hereunder not been improperly terminated, and if such dispute results in a final determination to the effect that Company did have a proper basis for such termination, the Base Salary pursuant to the preceding sentence shall cease and terminate upon the date of such final determination.

     (d) In the event of the termination of Employee's employment pursuant to Section 6(b) hereof, for the longer of one year following any such termination or the balance of the Term (as if such termination had not occurred), Company shall (i) continue to pay Employee the Base Salary in effect at the time of such termination less the amount, if any, then payable to Employee under any disability benefits of Company,
(ii) pay to Employee at the end of the fiscal year in which his termination occurred, the amount which would have been payable to Employee pursuant to Company's bonus pool for the entire year in which such termination occurred pro-rated to the effective date of termination and (iii) maintain at its expense, all major medical and other health, accident, life or other disability plans and programs in which Employee was entitled to participate immediately prior to such termination.

     (e) In the event of the termination of Employee's employment as a result of Employee's death, Company shall
(i) pay to Employee's estate his Base Salary through the date of his death, (ii) pay to Employee's estate at the end of the fiscal year in which Employee's death occurred, the amount which would have been payable to Employee pursuant to Company's bonus pool for the entire fiscal year in which his death occurred pro-rated to the date of his death and (iii) for the longer of one year following Employee's death or the balance of the Term (as if such termination had not occurred), maintain, at Company's expense, for the continued benefit of Employee's family, all major medical and other health, accident, life or other disability plans and programs in which Employee was entitled to participate immediately prior to his death. Company shall also pay to Employee's heirs a lump-sum death benefit equal to 50% of any key employee life insurance obtained by Company on the life of Employee.

                       7.  Severance.

     Upon (i) the acquisition by any person (as such term is defined in sections 13 (d) and 14 (d) (2) of the Securities Exchange Act of 1934, as amended), directly or indirectly of securities of Company representing 51% or more combined voting power of Company's then outstanding securities, (ii) the future disposition by Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in a transaction to which Employee does not consent, (iii) the occurrence of any circumstance which, in the reasonable judgment of Employee, has the effect of significantly reducing Employee's duties or authority provided for or contemplated herein, including a material change in Employee's reporting responsibility as defined in section 3 ,(iv) the breach by Company of its material obligations under this Agreement, (v) the termination of this Agreement by Company for any reason other than (X) that specified in Section 6 (a) hereof or (Y) by mutual agreement of Company and Employee (such events being hereinafter collectively referred to as a "Severance Event"), Employee shall have the right to terminate this Agreement within ten
(10) days after the occurrence of such Severance Event.
Upon the effective date of such termination, Employee shall be entitled to receive a lump sum severance amount equal to the sum of (I) the greater of (x) the present value of his Base Salary in effect at the time of Severance Event for one year or (y) the present value of his Base Salary in effect at the time of the Severance Event for the remainder of the Term (as if such termination had not occurred) and (iii) the estimated amount which would have been payable to Employee pursuant to Company's bonus pool for the fiscal year during which such termination occurred, as determined in good faith by the Board of Directors of Company based upon Company's results of operations for the fiscal year through the effective date of the termination and its historical results of operations and pro-rated to the effective date of termination. In addition, for the longer of one year following any such termination or the balance of the Term (as if such termination had not occurred), Company shall maintain, at Company's expense, major medical and other health, accident, life or other disability plans or programs in which Employee was entitled to participate immediately prior to such termination. For purposes of the Agreement, the present value of Employee's Base Salary shall be based upon an interest rate of ten percent (10%) per annum. Upon the effective date of such termination, all stock options granted to Employee by Company (regardless of whether such options were exercisable at the time of the Severance Event, shall become immediately exercisable and may be exercised at any time within three months following the effective date of termination. Employee shall not be required to mitigate the amount of the termination payment provided pursuant to this
Section 7, nor will such payment be reduced by reason of Employee's securing other employment.

      8.  Covenant Regarding Inventions and Copyrights.

       Employee shall disclose promptly to Company any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by Employee, either alone or in conjunction with others, during the Term and related to the business or activities of Company and he assigns all of his interest therein to Company or its nominee. Whenever requested to do so by Company, Employee shall execute any and all applications, assignments or other instruments which Company shall deem necessary to apply for and obtain letters patent or copyrights of the United States or any foreign country, or otherwise protect Company's interest therein. These obligations shall continue beyond the conclusion of the Term with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by Employee during the Term and shall be binding upon Employee's assigns, executors, administrators and other legal representatives.


         9.  Protection of Confidential Information.

     Employee acknowledges that he has been provided with information about, and his employment by Company will, throughout the Term bring his into close contact with many confidential affairs of Company and its subsidiaries, including information about costs, profits, markets, sales, products, key personnel, customers, projects, pricing policies, operational methods, technical processes and other business affairs and methods, plans for future developments and other information not readily available to the public. In recognition of the foregoing, Employee covenants and agrees that during the Term:

     (i) he will keep secret all confidential matters of Company and not disclose them to anyone outside of Company either during or for 2 years after the Term, except with Company's prior written consent or in the performance of his duties hereunder. Employee make a good faith determination that it is in the best interest of Company to disclose such matter;

     (ii) he will not make use of any of such confidential matters for his own purposes or for the benefit of anyone other than Company; and

     (iii) he will deliver promptly to Company on termination of this Agreement, or at any time Company may so request, all confidential memoranda, notes, records, reports and other confidential documents (and all copies thereof) relating to the business of Company, which he may then possess or have under his control.

The Non-Solicitation Agreement and the Non-Disclosure
Agreement dated July 27, 1998 between Company and Employee are incorporated herein by reference.


                   10.  Specific Remedies.

     If Employee commits a breach of any of the provisions of Sections 8 or 9 hereof, such violation shall be deemed to be grounds for termination pursuant to Section 6 (a) hereof and Company shall have (I) the right to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to Company and that money damages will not provide an adequate remedy to Company, and (ii) the right to require Employee to account for and pay over to Company all compensation, profits, monies, accruals, increments and other benefits (collectively "Benefits") derived or received by Employee as a result of any transaction constituting a breach of any of the provisions of Sections 8 or 9, and Employee hereby agrees to account for and pay over such Benefits to Company.


    11.  Independence, Severability and Non-Exclusivity.

Each of the rights enumerated in Sections 8 or 9 hereof and the remedies enumerated in Section 10 hereof shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to Company at law or in equity. If any of the covenants contained in Sections 8 or 9, or any part of any of them, is hereinafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full affect without regard to the invalid portions. The parties intend to and do hereby confer jurisdiction to enforce the covenants contained in Sections 8 or 9 and the remedies enumerated in Section 10 upon the courts of any state of the United States, and any other government jurisdiction within the geographical scope of such covenants. If any of the covenants contained in Sections 8 or 9 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form said provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect Company's right to the relief provided in Section 10 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.


                       12.  Disputes.

     If Company or Employee shall dispute any termination of Employee's employment hereunder or if a dispute concerning any payment hereunder shall exist:

     (a) either party shall have the right (but not the obligation), in addition to all other rights and remedies provided by law, to compel arbitration of the dispute in Fulton County, Georgia, under the rules of the American Arbitration Association by giving written notice of arbitration to the other party within thirty (30) days after notice of such dispute has been received by the party to whom notice has been given; and

     (b) if such dispute (whether or not submitted to arbitration pursuant to Section 12 (a) hereof) results in a determination that (I) Company did not have the right to terminate Employee's Employment under the provisions of this Agreement or (ii) the position taken by Employee concerning payments to Employee is correct, Company shall promptly pay, or if theretofore paid by Employee, shall promptly reimburse Employee for, all costs and expenses (including attorney's fees) reasonably incurred by Employee in connection with such dispute.


             13.  Successors; Binding Agreement.

     In the event of a future disposition by Company (whether direct or indirect, by sale of assets or stock merger, consolidation or otherwise) of all or substantially all of its business and/or assets in a transaction to which Employee consents, Company will require any successor, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform if no such disposition had taken place.
     This Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amount would still be payable to his hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's estate.


                        14.  Notices.

     All notices, consents or other communications required or permitted to be given by any party hereunder shall be in writing (including telecopy or other similar writing) and shall be given by personal delivery, certified or registered mail, postage prepaid, or telecopy (or other similar writing) as set forth in the first paragraph of this Agreement, or at such other address or telecopy number (or other similar number) as either party may from time to time specify to the other. Any notice, consent or other communication required or permitted to be given hereunder shall have been deemed to be given on the date of mailing, personal delivery or telecopy or other similar means (provided the appropriate answer back is received) thereof and shall be conclusively presumed to have been received on the second business day following the date of mailing or, in the case of personal delivery or telecopy or other similar means, the day of delivery thereof, except that a change of address shall not be effective unit actually received.


               15.  Modifications and Waivers.

     No term, provision or condition of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board of Directors of Company and is agreed to in writing and signed by Employee.
No waiver by either party hereto of any breach by the other party hereto of any term, provision or condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.


                   16.  Entire Agreement.

This Agreement constitutes the entire understanding between the parties hereto relating to the subject matter hereof, superseding all negotiations, prior discussions, preliminary agreements and agreements relating to the subject matter hereof made prior to the date hereof.


                     17.  Governing Law.

Except as otherwise explicitly noted, this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia (without giving effect to conflicts of law).


                      18.  Invalidity.

Except as otherwise specified herein, the invalidity or unenforceability of any term or terms of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement which shall remain in full force and effect.

                       19.  Headings.

     The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.





  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth above.



     Company:
Employee:



By:_____________________________
By:_________________________________